Exhibit 4.7

DATED AS OF MARCH 21, 2019

ALEXANDRIA REAL ESTATE EQUITIES, INC.,
as Issuer,

ALEXANDRIA REAL ESTATE EQUITIES, L.P.
 as Guarantor,

and

BRANCH BANKING AND TRUST COMPANY,
as Trustee

SUPPLEMENTAL INDENTURE NO. 6
$300,000,000
4.850% SENIOR NOTES DUE 2049

SUPPLEMENTAL INDENTURE NO. 6, dated as of March 21, 2019 (this “Sixth Supplemental Indenture”), among ALEXANDRIA REAL ESTATE EQUITIES, INC., a Maryland corporation (the “Company”), ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership (the “Guarantor”) and BRANCH BANKING AND TRUST COMPANY, as trustee (the “Trustee”).

R E C I T A L S

WHEREAS, the Company, the Guarantor and the Trustee have heretofore entered into an Indenture dated as of March 3, 2017 (the “Base Indenture”), providing for the issuance from time to time of unsecured debentures, notes or other evidences of indebtedness (the “Securities”) of the Company in one or more series;

WHEREAS, the Company, the Guarantor and the Trustee executed the first supplemental indenture, dated as of March 3, 2017, pursuant to which the Company issued $350,000,000 in aggregate principal amount of its 3.95% Senior Notes due 2028 on March 3, 2017 (the “2028 Notes”);

WHEREAS, the Company, the Guarantor and the Trustee executed the second supplemental indenture, dated as of November 20, 2017, pursuant to which the Company issued $600,000,000 in aggregate principal amount of its 3.45% Senior Notes due 2025 on November 20, 2017 (the “2025 Notes”);

WHEREAS, the Company, the Guarantor and the Trustee executed the third supplemental indenture, dated as of June 21, 2018, pursuant to which the Company issued $450,000,000 in aggregate principal amount of its 4.000% Senior Notes due 2024 on June 21, 2018 (the “Existing 2024 Notes”);

WHEREAS, the Company, the Guarantor and the Trustee executed the fourth supplemental indenture, dated as of June 21, 2018, pursuant to which the Company issued $450,000,000 in aggregate principal amount of its 4.700% Senior Notes due 2030 on June 21, 2018 (the “2030 Notes”);

WHEREAS, concurrently herewith, the Company, the Guarantor and the Trustee will execute the fifth supplemental indenture, dated as of March 21, 2019, pursuant to which the Company will issue $350,000,000 in aggregate principal amount of its 3.800% Senior Notes due 2026 on March 21, 2019 (the “2026 Notes”);

WHEREAS, concurrently herewith, the Company, the Guarantor and the Trustee will execute the seventh supplemental indenture, dated as of March 21, 2019, pursuant to which the Company will issue, as part of the Existing 2024 Notes series, $200,000,000 in aggregate principal amount of its 4.000% Senior Notes due 2024 on March 21, 2019 (the “New 2024 Notes” and collectively, with the Existing 2024 Notes, the “2024 Notes”);

WHEREAS, Section 9.1(6) and (7) of the Base Indenture provides, among other things, that, without the consent of the Holders of the Securities, one or more indentures supplemental to the Base Indenture may be entered into (i) to establish the form or terms of Securities of any series or (ii) to add to, change or eliminate any of the provisions of the Base Indenture in respect of one or more series of Securities; provided that any such addition, change or elimination shall become effective only when there is no such Security Outstanding;

WHEREAS, each of the Company and the Guarantor desires to execute this Sixth Supplemental Indenture to establish the form and to provide for the issuance of a series of the Company’s senior notes designated as its 4.850% Senior Notes due 2049 (the “Notes”) in an initial aggregate principal amount of $300,000,000;

WHEREAS, the Guarantor will guarantee the due and punctual payment of the principal, premium, if any, and interest on the Notes pursuant to Article V of this Sixth Supplemental Indenture;

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has duly adopted resolutions authorizing the Company to create and issue the Notes and to execute and deliver this Sixth Supplemental Indenture;

WHEREAS, the Board of Directors of ARE-QRS Corp., as sole general partner of the Guarantor, has duly adopted resolutions authorizing the Guarantor to execute and deliver this Sixth Supplemental Indenture;

WHEREAS, concurrently with the execution hereof, the Company has delivered to the Trustee an Officers’ Certificate and has caused its counsel to deliver to the Trustee an Opinion of Counsel or a reliance letter upon an Opinion of Counsel satisfying the requirements of Sections 1.2, 3.3 and 9.3 of the Base Indenture; and

WHEREAS, all other conditions and requirements necessary to make this Sixth Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, the Guarantor and the Trustee agrees as follows:

ARTICLE I

RELATION TO BASE INDENTURE

Section 1.1.                                 Relation to Base Indenture.  This Sixth Supplemental Indenture constitutes an integral part of the Base Indenture.  Notwithstanding any other provision of this Sixth Supplemental Indenture, all provisions of this Sixth Supplemental Indenture are expressly and solely for the benefit of the Holders of the Notes and any such provisions shall not be deemed to apply to any other Securities issued under the Base Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Notes.

ARTICLE II

DEFINITIONS

Section 2.1.                                 Definitions.  For all purposes of this Sixth Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(a)                                 capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Base Indenture;

(b)                                 all references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Sixth Supplemental Indenture; and

(c)                                  as used herein the following terms have the following meanings:

“2024 Notes” has the meaning set forth in the recitals hereof.

“2025 Notes” has the meaning set forth in the recitals hereof.

“2026 Notes” has the meaning set forth in the recitals hereof.

“2028 Notes” has the meaning set forth in the recitals hereof.

“2030 Notes” has the meaning set forth in the recitals hereof.

“Acquired Debt” means Debt of a person (1) existing at the time such person becomes a Subsidiary or (2) assumed in connection with the acquisition of assets from such person, in each case, other than Debt incurred in connection with, or in contemplation of, such person becoming a Subsidiary or such acquisition.  Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a Subsidiary.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under the Indenture in accordance with Section 3.4 hereof, as part of the same series as the Initial Notes.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depository, Euroclear and Clearstream that apply to such transfer or exchange.

“Bankruptcy Law” means title 11, U.S. Code or any similar Federal or State law for the relief of debtors.

“Benefited Party” has the meaning set forth in Section 5.1 hereof.

“Clearstream” means Clearstream Banking, S.A.

“Confidential Datasite” has the meaning set forth in Section 6.4 hereof.

“Consolidated EBITDA” means, for any period of time, the net income (loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP for such period, before deductions for (without duplication):

(1)                                 Interest Expense;

(2)                                 taxes;

(3)                                 depreciation and amortization (including depreciation and amortization with respect to interests in joint ventures and partially owned entity investments), amortization of deferred charges, and all other non-cash items, as determined reasonably and in good faith by the Company;

(4)                                 impairments, prepayment penalties and all costs or fees incurred in connection with any debt financing or amendment thereto, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed);

(5)                                 extraordinary items, the effect of any charge resulting from a change in accounting principles in determining net income (loss), non-recurring items or other unusual items, as determined reasonably and in good faith by the Company;

(6)                                 noncontrolling interests;

(7)                                 amounts related to swap ineffectiveness or attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP; and

(8)                                 gains or losses on dispositions of real estate investments or property valuation losses.

For purposes of calculating Consolidated EBITDA, GAAP is not applicable with respect to the determination of all non-cash and non-recurring items which shall be determined reasonably and in good faith by the Company.

“Debt” means any of the Company’s or any of its Subsidiaries’ indebtedness, whether or not contingent, in respect of (without duplication) (1) borrowed money evidenced by bonds, notes (including the Notes, the 2024 Notes, the 2025 Notes, the 2026 Notes, the 2028 Notes and the 2030 Notes), debentures or similar instruments, (2) obligations secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Company or any of its Subsidiaries, but only to the extent of the lesser of (a) the amount of obligations so secured and (b) the fair market value (determined in good faith by the board of directors of such person (as evidenced by an Officers’ Certificate to the Trustee) or, in the case of the Company or a Subsidiary of the Company, by the Board of Directors (as evidenced by an Officers’ Certificate delivered to the Trustee) of the property subject to such mortgage, pledge, lien, charge, encumbrance or security interest, (3) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, or (4) any lease of property by the Company or any of its Subsidiaries as lessee which is reflected on the Company’s consolidated balance sheet as a capitalized lease (finance lease) in accordance with GAAP; but only to the extent, in the case of items of indebtedness under (1) through (3) above, that any such items (other than letters of credit) would appear as a liability on the Company’s consolidated balance sheet in accordance with GAAP.  The term “Debt” also includes, to the extent not otherwise included, any obligation of the Company or any of its Subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business or for the purposes of guaranteeing the payment of all amounts due and owing pursuant to leases to which the Company or any of its Subsidiaries are a party and have assigned its or their interest, provided that such assignee of the Company or its Subsidiary is not in default of any amounts due and owing under such leases), Debt of another person (other than the Company or any of its Subsidiaries) (it being understood that Debt shall be deemed to be incurred by the Company or any of its Subsidiaries whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Defaulted Interest” has the meaning set forth in Section 3.6 hereof.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 3.13 hereof, substantially in the form of Exhibit A hereof except that such Note shall not bear the Global Note legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depository” means, with respect to the Notes, The Depository Trust Company and any successor thereto.

“Dollars” and “$” means the currency of the United States of America.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Event of Default” has the meaning set forth in Section 7.1 hereof.

“Existing 2024 Notes” has the meaning set forth in the recitals hereof.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time; provided that if, as of a particular date as of which compliance with the covenants contained in this Indenture is being determined, there have been changes in accounting principles generally accepted in the United States of America from those that applied to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2018, the Company may, in its sole discretion, determine compliance with the covenants contained in this Indenture using accounting principles generally accepted in the United States of America as in effect as of the end of any calendar quarter selected by the Company, in the Company’s sole discretion, that is on or after December 31, 2018 and prior to the date as of which compliance with the covenants in this Indenture is being determined (“Fixed GAAP”), and, solely for purposes of calculating the covenants as of such date, “GAAP” shall mean Fixed GAAP.

“Global Note” means, individually and collectively, each of the Notes in the form established pursuant to Section 3.11 issued to the Depository or its nominee, substantially in the form of Exhibit A.

“Guarantee Obligations” has the meaning set forth in Section 5.1 hereof.

“Indenture” means the Base Indenture, as supplemented, amended or restated, from time to time.

“Indirect Participant” means a person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first $300,000,000 aggregate principal amount of Notes issued under this Sixth Supplemental Indenture on the date hereof.

“Initial Original Principal Amount” has the meaning set forth in Section 3.4 hereof.

“Intercompany Debt” means Debt to which the only parties are any of the Company, the Guarantor and any Subsidiary of the Company or the Guarantor; provided, however, that with respect to any such Debt of which the Company or the Guarantor is the borrower, such Debt is subordinate in right of payment to the Notes.

“Interest Expense” means, for any period of time, the aggregate amount of interest expense determined on a consolidated basis in accordance with GAAP for such period by the Company and its Subsidiaries, but excluding (i) interest reserves funded from the proceeds of any loan, (ii) prepayment penalties, (iii) amortization of deferred financing costs, and (iv) swap ineffectiveness charges or charges attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP.

“Interest Payment Date” has the meaning set forth in Section 3.5 hereof.

“Make-Whole Amount” means, in connection with any optional redemption of the Notes, the excess, if any, as determined by the Company, of:

(1)                                 the aggregate present value as of the date of such redemption of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of such principal amount through October 15, 2048 as if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined by the Company on the third Business Day preceding the date a notice of redemption is given) from the respective dates on which such principal and interest would have been payable (or, in the case of accrued interest as of October 15, 2048, from such date) as if such redemption or payment had not been made, over

(2)                                 the aggregate principal amount of the Notes being redeemed or paid.

The Trustee shall have no duty to calculate or verify the Company’s calculations of the Make-Whole Amount.

“Maturity Date” has the meaning set forth in Section 3.5 hereof.

“New 2024 Notes” has the meaning set forth in the recitals hereof.

“Notes” has the meaning specified in the sixth whereas clause hereof.  The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under the Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Officer” means the Executive Chairman, a Co-Chief Executive Officer, the Chief Financial Officer, a Co-President, any Vice-President, the Treasurer, the Secretary, any Assistant Treasurer or any Assistant Secretary of the Company.

“Participant” means, with respect to the Depository, Euroclear or Clearstream, a person who has an account with the Depository, Euroclear or Clearstream, respectively.

“Prospectus” means the base prospectus, dated December 18, 2017, included as part of a registration statement on Form S-3 under Securities Act, filed by the Company with the Commission on December 18, 2017 (File No. 333-222136), as supplemented by a prospectus supplement, dated March 12, 2019 filed by the Company with the Commission pursuant to Rule 424(b) under the Securities Act.

“Record Date” has the meaning set forth in Section 3.5 hereof.

“Redemption Date” means, with respect to any Note or portion thereof to be redeemed in accordance with the provisions of Section 4.1 hereof, the date fixed for such redemption in accordance with the provisions of Section 4.1 hereof.

“Redemption Price” has the meaning specified in Section 4.1 hereof.

“Reinvestment Rate” means 0.20% plus the weekly yield for the most recent week set forth in the most recent Statistical Release for the constant maturity U.S. Treasury security (rounded to the nearest month) corresponding to the remaining life to maturity (assuming, for the purposes of this definition, that the Notes mature on October 15, 2048), as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used. If the format or content of the Statistical Release changes in a manner that precludes determination of the yield in the above manner, then the yield will be determined in the manner that most closely approximates the above manner, as the Company reasonably determines.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Significant Subsidiary” means each Subsidiary that is a “significant subsidiary,” if any, of the Company, as such term is defined in Regulation S-X under the Securities Act.

“Statistical Release” means that statistical release designated “H.15” or any successor publication that is published weekly by the Federal Reserve System and that establishes annual yields on actively traded U.S. government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index the Company designates. If the format or content of the Statistical Release changes in a manner that precludes determination of the Treasury yield in the above manner, then the Treasury yield shall be determined in the manner that most closely approximates the above manner, as reasonably determined by the Company.

“Total Assets” as of any date means the sum of (1) the Company’s and all of its Subsidiaries’ Undepreciated Real Estate Assets and (2) all of the Company’s and all of its Subsidiaries’ other assets determined in accordance with GAAP (but excluding accounts receivable and acquisition intangibles, including goodwill).

“Undepreciated Real Estate Assets” as of any date means the cost (original cost plus capital improvements) of the Company’s and its Subsidiaries’ real estate assets on such date, before depreciation and amortization determined on a consolidated basis in accordance with GAAP.

“Unencumbered Total Asset Value” as of any date means the sum of (1) those Undepreciated Real Estate Assets not encumbered by any mortgage, lien, charge, pledge or security interest and (2) all of the Company’s and its Subsidiaries’ other assets on a consolidated basis determined in accordance with GAAP (but excluding accounts receivable and acquisition intangibles, including goodwill), in each case which are unencumbered by any mortgage, lien, charge, pledge or security interest; provided, however, that in determining Unencumbered Total Asset Value for purposes of this Sixth Supplemental Indenture, all investments by the Company and any of its Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities accounted for financial reporting purposes using the equity method of accounting in accordance with GAAP shall be excluded from Unencumbered Total Asset Value.

ARTICLE III

THE SERIES OF NOTES

Section 3.1.                                 Title of the Securities.  There shall be a series of Securities designated the 4.850% Senior Notes due 2049.

Section 3.2.                                 Price.  The Initial Notes shall be issued at a public offering price of 99.949% of the principal amount thereof, other than any offering discounts pursuant to the initial offering and resale of the Notes.

Section 3.3.                                 Issuance.  The Notes will be issued only in fully registered, book-entry form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.  The registered Holder of a Note will be treated as its owner for all purposes.

Section 3.4.                                 Limitation on Aggregate Principal Amount.  The aggregate principal amount of the Notes shall initially be limited to $300,000,000 (the “Initial Original Principal Amount”).  Notwithstanding the foregoing, the Company, without notice to or the consent of the Holders of the Notes, by Board Resolutions or indentures supplemental to the Base Indenture from time to time may increase the principal amount of the Notes by issuing Additional Notes in the future on the same terms and conditions as the Initial Notes except for any difference in the issue price and interest accrued prior to the issue date of the Additional Notes, and with the same CUSIP number as the Initial Notes so long as such Additional Notes are fungible for U.S. income tax purposes with the Initial Notes (as determined by the Company).  Except as provided in this Section 3.4, any such Board Resolutions or indentures supplemental to the Base Indenture and Sections 2.1 and 3.1 of the Base Indenture, the Company shall not execute and the Trustee shall not authenticate or deliver Notes in excess of the Initial Original Principal Amount.

Nothing contained in this Section 3.4 or elsewhere in this Sixth Supplemental Indenture, or in the Notes, is intended to or shall limit execution by the Company or authentication or delivery by the Trustee of the Notes under the circumstances contemplated in Sections 3.3, 3.4, 3.6 and 11.7 of the Base Indenture.

Section 3.5.                                 Interest and Interest Rates; Maturity Date of Notes.  The Notes will bear interest at a rate of 4.850% per annum from March 21, 2019 or from the immediately preceding Interest Payment Date to which interest has been paid or duly provided for, payable semi-annually in arrears on April 15 and October 15 of each year, commencing October 15, 2019 (each, an “Interest Payment Date”), to the person in whose name such Note is registered at the close of business on the April 1 or October 1 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date (each, a “Record Date”).  Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any Interest Payment Date, Maturity Date or Redemption Date falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, Maturity Date or Redemption Date, as the case may be.

The Notes will mature on April 15, 2049 (the “Maturity Date”).

Section 3.6.                                 Method of Payment.  The Company covenants and agrees that it will duly and punctually pay or cause to be paid when due the principal of (including the Redemption Price upon redemption pursuant to Article IV, if applicable), and interest on each of the Securities at the places, at the respective times and in the manner provided herein and in the

Securities; provided that the Company may withhold from payments of interest and upon redemption pursuant to Article IV hereof, if applicable, maturity or otherwise, any amounts the Company is required to withhold by law.  Interest shall be payable at the office of the Company maintained by the Company for such purposes, which shall initially be an office or agency of the Trustee. The Company shall pay interest (i) on any Notes in certificated form by check mailed to the address of the person entitled thereto as it appears in the register; provided, however, that a Holder of any Notes in certificated form in the aggregate principal amount of more than $2.0 million may specify by written notice to the Company that it pay interest by wire transfer of immediately available funds to the account specified by the Holder in such notice, or (ii) on any Global Note by wire transfer of immediately available funds to the account of the Depository or its nominee.  Any interest on any Note which is payable, but is not punctually paid or duly provided for, on any April 15 or October 15 (herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder registered as such on the relevant Record Date, and such Defaulted Interest shall be paid by the Company, at its election in each case, as provided in clause (a) or (b) below:

(a)                                 The Company may elect to make payment of any Defaulted Interest to the persons in whose names the Notes are registered at 5:00 p.m., New York City time, on a special record date for the payment of such Defaulted Interest, which shall be fixed in the following manner.  The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment (which shall be not less than twenty-five (25) calendar days after the receipt by the Trustee of such notice), and at the same time the Company shall deposit with the Trustee an amount of monies equal to the aggregate amount to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such monies when deposited to be held in trust for the benefit of the persons entitled to such Defaulted Interest as in this clause provided.  Thereupon the Company shall fix a special record date for the payment of such Defaulted Interest which shall be not more than fifteen (15) calendar days and not less than ten (10) calendar days prior to the date of the proposed payment, and not less than ten (10) calendar days after the receipt by the Trustee of the notice of the proposed payment.  The Company shall promptly notify the Trustee of such special record date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the special record date therefor to be delivered to each Holder at its address as it appears in the register, not less than ten (10) calendar days prior to such special record date.  Notice of the proposed payment of such Defaulted Interest and the special record date therefor having been so mailed, such Defaulted Interest shall be paid to the persons in whose names the Notes are registered at 5:00 p.m., New York City time, on such special record date and shall no longer be payable pursuant to the following clause (b) of this Section 3.6.

(b)                                 The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, and upon such notice as may be required by such exchange or automated quotation system, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.

Section 3.7.                                 Currency.  Principal and interest on the Notes shall be payable in Dollars.

Section 3.8.                                 No Sinking Fund.  The provisions of Article XII of the Base Indenture shall not be applicable to the Notes.

Section 3.9.                                 No Conversion or Exchange Rights.  The Notes will not be convertible into or exchangeable for any capital stock of the Company.

Section 3.10.                          No Personal Liability of Directors, Officers, Employees and Stockholders.  No director, officer, employee or stockholder (past or present) of the Company or the Guarantor, as such, will have any liability for any of the Company’s or the Guarantor’s obligations under the Notes, the Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

Section 3.11.                          Registered Securities; Global Form.  The Notes will be issued in the form of one or more fully-registered Global Notes in book-entry form, which will be deposited with, or on behalf of, the Depository.  The Notes shall not be issuable in Definitive Notes except as provided in Section 3.12 of this Sixth Supplemental Indenture.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form attached as Exhibit A hereto.  The Company shall execute each Global Note and each Definitive Note, if any.  The Trustee shall, in accordance with Section 3.3 of the Base Indenture, authenticate and hold each Global Note as custodian for the Depository, and authenticate each Definitive Note, if any.  Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or a custodian at the direction of the Trustee.  The terms and provisions contained in the form of Note attached as Exhibit A hereto shall constitute, and are hereby expressly made, a part of the Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Sixth Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 3.12.                          Transfer and Exchange.

(a)                                 Transfer and Exchange of Global Notes.  A Global Note may not be transferred except as a whole by the Depository to a nominee of the Depository, by a nominee of the Depository to the Depository or to another nominee of the Depository, or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.  All Global Notes will be exchanged by the Company for Definitive Notes if:

(i)                                     the Company delivers to the Trustee notice from the Depository that it is unwilling or unable to continue to act as Depository or that it is no longer a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in either case, a successor Depository is not appointed by the Company within ninety (90) days after the date of such notice from the Depository; or

(ii)                                  the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee.

Upon the occurrence of either of the preceding events in (i) or (ii) above, Definitive Notes shall be issued in such names as the Depository shall instruct the Trustee.  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 3.4 and 3.6 of the Base Indenture.  Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 3.12 or Sections 3.4 and 3.6 of the Base Indenture, shall be authenticated and delivered in the form of, and shall be, a Global Note.  A Global Note may not be exchanged for another Note other than as provided in this Section 3.12(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 3.12(c) or (d) hereof.

(b)                                 Legend.  Any Global Note issued under this Sixth Supplemental Indenture shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITORY (AS DEFINED IN THE BASE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 3.12 OF THE SIXTH SUPPLEMENTAL INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.12 OF THE SIXTH SUPPLEMENTAL INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 3.9 OF THE BASE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE

REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(c)                                  Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depository, in accordance with the provisions of the Indenture and the Applicable Procedures.  Transfers of beneficial interests in the Global Notes will require compliance with either subparagraph (i) or (ii) below, as applicable:

(i)                                     Transfer of Beneficial Interests in the Same Global Note.  Beneficial interests in any Global Note may be transferred to persons who take delivery thereof in the form of a beneficial interest in a Global Note.  No written orders or instructions shall be required to be delivered to the Security Registrar to effect the transfers described in this Section 3.12(c)(i).

(ii)                                  All Other Transfers of Beneficial Interests in Global Notes.  In connection with all transfers of beneficial interests that are not subject to Section 3.12(c)(i) above, the transferor of such beneficial interest must deliver to the Security Registrar both:

(A)                               a written order from a Participant or an Indirect Participant given to the Depository in accordance with the Applicable Procedures directing the Depository to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(B)                               instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in the Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 3.12(g) hereof.

(d)                                 Transfer and Exchange of Beneficial Interests in Global Notes for Definitive Notes.  If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 3.12(c)(ii) hereof and receipt of a Company Order, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 3.12(g) hereof, and the Company will execute and the Trustee will authenticate and deliver to the person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 3.12(d) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Security Registrar from or through the Depository and the Participant or Indirect Participant.  The Trustee will deliver such Definitive Notes to the persons in whose names such Notes are so registered.

(e)                                  Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes.  A Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time.  Upon receipt of a written request for such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to the previous paragraph at a time when a Global Note has not yet been issued, the Company will issue and, upon receipt of a Company Order in accordance with Section 3.12 hereof, the Trustee will authenticate one or more Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(f)                                   Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 3.12(f), the Security Registrar will register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder will present or surrender to the Security Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Security Registrar duly executed by such Holder or by his attorney, duly authorized in writing.  A Holder of Definitive Notes may transfer such Notes to a person who takes delivery thereof in the form of a Definitive Note.  Upon receipt of a written request to register such a transfer, the Security Registrar shall register the Definitive Notes pursuant to the instructions from the Holder thereof.

(g)                                  Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 3.9 of the Base Indenture.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such increase.

Section 3.13.                          General Provisions Relating to Transfers and Exchanges.

(a)                                 To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of a Company Order in accordance with Section 3.12 hereof.

(b)                                 No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.4 and 9.6 of the Base Indenture).

(c)                                  The Security Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(d)                                 All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under the Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(e)                                  Neither the Security Registrar nor the Company will be required:

(i)                                     to issue or register the transfer or exchange of any Note during a period beginning at the opening of business fifteen (15) days before any selection of Notes for redemption under Article IV hereof and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all Holders of Notes to be so redeemed; or

(ii)                                  to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(iii)                               to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(f)                                   Prior to due presentment for the registration of a transfer of any Note, the Trustee and the Company may deem and treat the person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee or the Company shall be affected by notice to the contrary.

(g)                                  The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 3.3 of the Base Indenture.

(h)                                 All certifications, certificates and Opinions of Counsel required to be submitted to the Security Registrar pursuant to this Article III to effect a registration of transfer or exchange may be submitted by facsimile.

ARTICLE IV

REDEMPTION

The provisions of Article XI of the Base Indenture, as amended by the provisions of this Sixth Supplemental Indenture, shall apply to the Notes.

Section 4.1.                                 Optional Redemption.

(a)                                 At any time before October 15, 2048, the Company shall have the right to redeem the Notes at its option and in its sole discretion, in whole or from time to time in part.  The redemption price (“Redemption Price”) shall be equal to the sum of (1) the principal amount of the Notes being redeemed, (2) accrued and unpaid interest thereon to, but excluding, the Redemption Date, and (3) the Make-Whole Amount, if any (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).  Notwithstanding the foregoing, the Redemption Price for any redemption of the Notes on or after October 15, 2048 shall be equal to the sum of (1) the principal amount of the Notes being redeemed and (2) accrued and unpaid interest thereon to, but excluding, the Redemption Date.

(b)                                 The Company shall not redeem the Notes pursuant to Section 4.1(a) hereof on any date if the principal amount of the Notes has been accelerated, and such an acceleration has not been rescinded or cured on or prior to such date (except in the case of an acceleration resulting from a default by the Company in the payment of the Redemption Price with respect to the Notes to be redeemed).

Section 4.2.                                 Notice of Optional Redemption; Selection of Notes.  In case the Company shall desire to exercise the right to redeem all or, as the case may be, any part of the Notes pursuant to Section 4.1 hereof, it shall fix a date for redemption and it or, at its written request received by the Trustee not fewer than five (5) Business Days prior (or such shorter period of time as may be acceptable to the Trustee) to the date the notice of redemption is to be delivered, the Trustee in the name of and at the expense of the Company, shall deliver or cause to be delivered a notice of such redemption not fewer than thirty (30) calendar days nor more than sixty (60) calendar days prior to the Redemption Date to each Holder of Notes so to be redeemed in whole or in part at its last address as the same appears on the register; provided that if the Company makes such request of the Trustee, it shall, together with such request, also give written notice of the Redemption Date to the Trustee; provided further that the text of the notice shall be prepared by the Company.  The notice, if delivered in the manner herein provided, shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice.  In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.  Any such notice of redemption may, in the Company’s sole discretion, be conditioned on the occurrence of one or more events, facts and circumstances.

Each such notice of redemption shall specify: (i) the aggregate principal amount of Notes to be redeemed, (ii) the CUSIP number or numbers, if any, of the Notes being redeemed, (iii) the Redemption Date (which shall be a Business Day), (iv) the Redemption Price at which Notes are to be redeemed, (v) the place or places of payment and that payment will be made upon presentation and surrender of such Notes and (vi) that interest accrued and unpaid to, but excluding, the Redemption Date will be paid as specified in said notice, and that, unless the Company defaults in the payment of the Redemption Price, on and after said date interest thereon or on the portion thereof to be redeemed will cease to accrue.  If fewer than all the Notes are to be redeemed, the notice of redemption shall identify the Notes to be redeemed (including CUSIP numbers, if any).  In case any Note is to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed and shall state that, on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be issued.

Whenever any Notes are to be redeemed, the Company will give the Trustee written notice of the Redemption Date as to the aggregate principal amount of Notes to be redeemed not fewer than thirty (30) calendar days prior to the Redemption Date.

On or prior to the Redemption Date specified in the notice of redemption given as provided in this Section 4.2, the Company will deposit with the Paying Agent an amount of monies in immediately available funds sufficient to redeem on the Redemption Date all the Notes (or portions thereof) so called for redemption at the appropriate Redemption Price; provided that if such payment is made on the Redemption Date, it must be received by the Paying Agent, by 11:00 a.m., New York City time, on such date.

If less than all of the outstanding Notes are to be redeemed, the Trustee shall select the Notes or portions thereof of the Global Note or the Notes in certificated form to be redeemed (in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof), on a pro rata basis or such other method the Trustee deems fair and appropriate or is required by the Depository.  The Notes (or portions thereof) so selected for redemption shall be deemed duly selected for redemption for all purposes hereof.

Section 4.3.                                 Payment of Notes Called for Redemption by the Company.  If notice of redemption has been given as provided in Section 4.2 hereof, the Notes or portion of Notes with respect to which such notice has been given shall become due and payable on the Redemption Date and at the place or places stated in such notice at the Redemption Price, and unless the Company shall default in the payment of such Notes at the Redemption Price, so long as the Paying Agent holds funds sufficient to pay the Redemption Price of the Notes to be redeemed on the Redemption Date, then (a) such Notes will cease to be outstanding on and after the Redemption Date, (b) interest on the Notes or portion of Notes so called for redemption shall cease to accrue on and after the Redemption Date, (c) on and after the Redemption Date (unless the Company shall default in the payment of the Redemption Price), such Notes will cease to be entitled to any benefit or security under this Indenture, and (d) the Holders of the Notes shall have no right in respect of such Notes except the right to receive the Redemption Price thereof.  On presentation and surrender of such Notes at a place of payment in said notice specified, the said Notes or the specified portions thereof shall be paid and redeemed by the Company at the Redemption Price.

Upon presentation of any Note redeemed in part only, the Company shall execute and the Trustee shall authenticate and make available for delivery to the Holder thereof, at the expense of the Company, a new Note or Notes, of authorized denominations, in principal amount equal to the unredeemed portion of the Notes so presented.

ARTICLE V

GUARANTEE

This Article V shall replace Article XIV of the Base Indenture with respect to the Notes only.

Section 5.1.                                 Guarantee.  By its execution hereof, the Guarantor acknowledges and agrees that the Notes shall be entitled to the benefits of a Guarantee.  Accordingly, subject to the provisions of this Article V, the Guarantor hereby unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee or its successor or assign, and to the Trustee and its successors and assigns that:  (i) the principal of (including the Redemption Price upon redemption pursuant to Article IV hereof), premium, if any, and interest, if any, on the Notes shall be duly and punctually paid in full when due, whether at the Maturity Date, upon acceleration, upon redemption or otherwise, and interest on overdue principal, premium, if any, and (to the extent permitted by law) interest on any interest, if any, on the Notes and all other obligations of the Company to the Holders or the Trustee hereunder or under the Notes (including fees, expenses or other) shall be promptly paid in full or performed, all in accordance with the terms hereof; and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at the Maturity Date, by acceleration, call for redemption or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in this Article V (collectively, the “Guarantee Obligations”).

Subject to the provisions of this Article V, the Guarantor hereby agrees that its Guarantee hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any thereof, the entry of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Guarantor.  The Guarantor hereby waives and relinquishes:  (a) any right to require the Trustee, the Holders or the Company (each, a “Benefited Party”) to proceed against the Company or any other person or to proceed against or exhaust any security held by a Benefited Party at any time or to pursue any other remedy in any secured party’s power before proceeding against the Guarantor; (b) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person or persons or the failure of a Benefited Party to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other person or persons; (c) demand, protest and notice of any kind (except as expressly required by the Indenture), including but not limited to notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of the Guarantor, any Benefited Party, any creditor of the Guarantor or the Company or on the part of any other person whomsoever in connection with any obligations the performance of which are hereby guaranteed; (d) any defense based upon an election of remedies by a Benefited Party, including but not limited to an election to proceed against the Guarantor for reimbursement; (e) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (f) any defense arising because of a Benefited Party’s election, in any proceeding instituted under the Bankruptcy Law, of the application of Section 1111(b)(2) of the Bankruptcy Law; and (g) any defense based on any borrowing or grant of a security interest under Section 364 of the Bankruptcy Law.  The Guarantor hereby covenants that, except as otherwise provided therein, the Guarantee shall not be discharged except by payment in full of all Guarantee Obligations, including, but not limited to, the principal, premium, if any, and interest on the Notes and all other costs provided for under the Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to either the Company or the Guarantor, or any trustee or similar official acting in relation to either the Company or the Guarantor, any amount paid by the Company or the Guarantor to the Trustee or such Holder, the Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.  The Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guarantee Obligations hereby until payment in full of all such obligations guaranteed hereby.  The Guarantor agrees that, as between it, on the one hand, and the Holders of Notes and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article V of the Base Indenture for the purposes hereof, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantee Obligations, and (y) in the event of any acceleration of such obligations as provided in Article V of the Base Indenture, such Guarantee Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purpose of the Guarantee.

Section 5.2.                                 Execution and Delivery of Guarantee.

(a)                                 To evidence the Guarantee set forth in Section 5.1 hereof, the Guarantor agrees that a Notation of Guarantee substantially in the form included in Exhibit B hereto shall be endorsed on each Note authenticated and delivered by the Trustee and that this Sixth Supplemental Indenture shall be executed on behalf of the Guarantor by an Officer of the sole general partner of the Guarantor.

(b)                                 The Guarantor agrees that the Guarantee set forth in this Article V shall remain in full force and effect and apply to all the Notes notwithstanding any failure to endorse on each Note a notation of the Guarantee.

(c)                                  If an Officer whose facsimile signature is on a Note or a notation of Guarantee no longer holds that office at the time the Trustee authenticates the Note on which the Guarantee is endorsed, the Guarantee shall be valid nevertheless.

(d)                                 The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Sixth Supplemental Indenture on behalf of the Guarantor.

Section 5.3.                                 Limitation of Guarantor’s Liability; Certain Bankruptcy Events.

(a)                                 The Guarantor, and by its acceptance hereof each Holder, hereby confirms that it is the intention of all such parties that the Guarantee Obligations of the Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law.  To effectuate the foregoing intention, the Holders and the Guarantor hereby irrevocably agree that the Guarantee Obligations of the Guarantor under this Article V shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of the Guarantor, result in the Guarantee Obligations of the Guarantor under the Guarantee not constituting a fraudulent transfer or conveyance.

(b)                                 The Guarantor hereby covenants and agrees, to the fullest extent that it may do so under applicable law, that in the event of the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company, the Guarantor shall not file (or join in any filing of), or otherwise seek to participate in the filing of, any motion or request seeking to stay or to prohibit (even temporarily) execution on the Guarantee and hereby waives and agrees not to take the benefit of any such stay of execution, whether under Section 362 or 105 of the Bankruptcy Law or otherwise.

Section 5.4.                                 Application of Certain Terms and Provisions to the Guarantor.

(a)                                 For purposes of any provision of the Indenture which provides for the delivery by the Guarantor of an Officers’ Certificate and/or an Opinion of Counsel, the definitions of such terms in Section 2.1 hereof shall apply to the Guarantor as if references therein to the Company or the Guarantor, as applicable, were references to the Guarantor; provided that, in the case of any Officers’ Certificate delivered by the Guarantor, the definition of the term “Officer” shall be deemed to include the general partner of the Guarantor.

(b)                                 Upon any demand, request or application by the Guarantor to the Trustee to take any action under the Indenture, the Guarantor shall furnish to the Trustee such certificates and opinions as are required in Section 1.2 of the Base Indenture, as if all references therein to the Company were references to the Guarantor.

ARTICLE VI

ADDITIONAL COVENANTS

The following additional covenants shall apply with respect to the Notes so long as any of the Notes remain outstanding.

Section 6.1.                                 Maintenance of Office or Agency.  The Company will maintain an office or agency in the United States where the Notes may be surrendered for registration of transfer or exchange or for presentation for payment or redemption and where notices and demands to or upon the Company in respect of the Notes and the Indenture may be served.  As of the date of the Indenture, such office shall be the Corporate Trust Office and, at any other time, at such other address as the Trustee may designate from time to time by notice to the Company.  The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency not designated or appointed by the Trustee.  If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office; provided that the Corporate Trust Office shall not be an office for service of legal process on the Company or any Guarantor.

The Company may also from time to time designate co-registrars and one or more offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.  The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby initially designates the Trustee as Paying Agent and Security Registrar and the Corporate Trust Office shall be considered as one such office or agency of the Company for each of the aforesaid purposes.

Section 6.2.                                 Appointments to Fill Vacancies in Trustee’s Office.  The Company, whenever necessary to avoid or fill a vacancy in the office of Trustee, will appoint, upon the terms and conditions and otherwise as provided in Section 6.11 of the Base Indenture, a Trustee, so that there shall at all times be a Trustee hereunder.

Section 6.3.                                 Limitations on Incurrence of Debt.

(a)                                 The Company will not, and will not permit any of its Subsidiaries to, incur any Debt, other than Intercompany Debt and guarantees of Debt incurred by the Company or its Subsidiaries in compliance with this Indenture, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the aggregate principal amount of all of the Company’s and its Subsidiaries’ outstanding Debt on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (without duplication) (1) Total Assets as of the end of the calendar quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (2) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any of its Subsidiaries since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

(b)                                 The Company will not, and will not permit any of its Subsidiaries to, incur any Debt, other than Intercompany Debt and guarantees of Debt incurred by the Company or its Subsidiaries in compliance with this Indenture, secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the Company’s or any of its Subsidiaries’ property if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds thereof, the aggregate principal amount of all of the Company’s and its Subsidiaries’ outstanding Debt on a consolidated basis which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on the Company’s or its Subsidiaries’ property is greater than 40% of the sum of (without duplication) (1) Total Assets as of the end of the calendar quarter covered in the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (2) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any of its Subsidiaries since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt; provided that for purposes of this limitation, the amount of obligations under capital leases shown as a liability on the Company’s consolidated balance sheet shall be deducted from Debt and from Total Assets.

(c)                                  The Company will not, and will not permit any of its Subsidiaries to, incur any Debt, other than Intercompany Debt and guarantees of Debt by the Company or its Subsidiaries in compliance with this Indenture, if the ratio of Consolidated EBITDA to Interest Expense for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5 to 1.0, on an unaudited pro forma basis after giving effect to the incurrence of such additional Debt and to the application of the proceeds therefrom, and calculated on the assumption that:  (1) such Debt and any other Debt incurred by the Company and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based on the average daily balance of such Debt during such period); (2) the repayment or retirement of any other Debt by the Company and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (3) in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period, with the appropriate adjustments with respect to such acquisition being included in such unaudited pro forma calculation; and (4) in the case of any acquisition or disposition by the Company or its Subsidiaries of any asset or group of assets or other placement of any assets in service or removal of any assets from service by the Company or any of its Subsidiaries since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition, disposition, placement in service or removal from service, or any related repayment of Debt had occurred as of the first day of such period, with the appropriate adjustments with respect to such acquisition, disposition, placement in service or removal from service, being included in such unaudited pro forma calculation and determined reasonably and in good faith by the Company. If the Debt giving rise to the need to make the foregoing calculation or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Interest Expense, the interest rate on such Debt shall be computed on a pro forma basis as if the average interest rate which would have been in effect during the entire such four-quarter period had been the applicable rate for the entire such period.

(d)                                 The Company, together with its Subsidiaries, will at all times maintain an Unencumbered Total Asset Value in an amount not less than 150% of the aggregate outstanding principal amount of all the Company’s and its Subsidiaries’ unsecured Debt, taken as a whole.

(e)                                  The Company will, and will cause each of its Subsidiaries to, maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by persons engaged in similar businesses or as may be required by applicable law.

Section 6.4.                                 Provision of Financial Reporting Information.  For so long as the Notes are outstanding, if at any time the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company shall, at its option, (i) post on a publicly available website, (ii) post on IntraLinks or any comparable password protected online data system requiring user identification and a confidentiality acknowledgement (any such data system, a “Confidential Datasite”), or (iii) deliver to the Trustee and the Holders of the Notes, in each case within 15 days of the filing date that would be applicable to a non-accelerated filer at that time pursuant to applicable SEC rules and regulations, the quarterly and audited annual financial statements and accompanying “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that would have been required to be contained in annual reports on Form 10-K and quarterly reports on Form 10-Q, respectively, had the Company been subject to such Exchange Act reporting requirements. The Trustee shall have no obligation to determine whether or not such reports, information, statements or documents have been filed, posted or delivered. Delivery of such reports, information, statements and documents to the Trustee is for informational purposes only, and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under the Indenture. If the Company elects to furnish such reports via a Confidential Datasite, access to the Confidential Datasite will be provided upon request to the Holders and the beneficial owners of and bona fide potential investors in the Notes.

ARTICLE VII

DEFAULTS AND REMEDIES

Sections 7.1, 7.2, 7.3 and 7.4 hereof shall replace Sections 5.1, 5.2, 5.7, and 6.2 respectively, of the Base Indenture with respect to the Notes only.

Section 7.1.                                 Events of Default.

“Event of Default,” wherever used herein or in the Base Indenture with respect to the Notes, means any one of the following events:

(a)                                 default in the payment of any interest on the Notes when it becomes due and payable, and continuance of that default for a period of thirty (30) days (unless the entire amount of the payment is deposited by the Company with the Trustee or with a Paying Agent prior to the expiration of such 30-day period);

(b)                                 default in the payment of principal of, premium on or Redemption Price due with respect to, the Notes when the same become due and payable;

(c)                                  failure to pay any Debt of the Company, the Guarantor or any Significant Subsidiary in an outstanding principal amount in excess of $50,000,000 at final maturity or upon acceleration after the expiration of any applicable grace period, which Debt is not discharged, or such default in payment or acceleration is not cured or rescinded, within sixty (60) calendar days after written notice to the Company from the Trustee (or to the Company and the Trustee from Holders of at least 25% in aggregate principal amount of the Notes then outstanding);

(d)                                 except as permitted by the Indenture and the Notes, the Guarantee by the Guarantor shall cease to be in full force and effect or the Guarantor shall deny or disaffirm its obligations with respect thereto;

(e)                                  default in the performance or breach of any other covenant or warranty by the Company or the Guarantor in the Indenture (other than a covenant or warranty that has been included in the Indenture solely for the benefit of a series of debt securities other than the Notes), which default continues uncured for a period of ninety (90) calendar days after the Company receives written notice from the Trustee or the Company and the Trustee receive written notice from the Holders of at least 25% in aggregate principal amount of the Notes then outstanding; and

(f)                                   the Company, the Guarantor or any Significant Subsidiary pursuant to or under or within meaning of any Bankruptcy Law:

(i)                                     commences a voluntary case or proceeding seeking liquidation, reorganization or other relief with respect to the Company, the Guarantor or a Significant Subsidiary or its debts or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company, the Guarantor or a Significant Subsidiary or any substantial part of the property of the Company, the Guarantor or a Significant Subsidiary; or

(ii)                                  consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against the Company, the Guarantor or a Significant Subsidiary; or

(iii)                               consents to the appointment of a Custodian of it or for all or substantially of its property; or

(iv)                              makes a general assignment for the benefit of creditors; or

(v)                                 generally is unable to pay its debts as the same become due, or

(g)                                  an involuntary case or other proceeding shall be commenced against the Company, the Guarantor or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to the Company, the Guarantor or a Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company, the Guarantor or a Significant Subsidiary or any substantial part of the property of the Company, the Guarantor or a Significant Subsidiary, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) calendar days; or

(h)                                 a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that

(i)                                     is for relief against the Company, the Guarantor or any of Significant Subsidiary in an involuntary case or proceeding;

(ii)                                  appoints a Custodian of the Company, the Guarantor or a Significant Subsidiary or any substantial part of the property of the Company, the Guarantor or a Significant Subsidiary; or

(iii)                               orders the liquidation of the Company, the Guarantor or a Significant Subsidiary; and, in each case in this clause (h), the order or decree remains unstayed and in effect for sixty (60) calendar days.

The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

Section 7.2.                                 Acceleration of Maturity; Rescission and Annulment.  If an Event of Default with respect to the Notes at the time outstanding occurs and is continuing (other than an Event of Default referred to in Section 7.1 (f), (g) or (h) hereof), then in every such case the Trustee or the Holders of not less than 25% in principal amount of the outstanding Notes may, by a notice in writing to the Company (and to the Trustee if given by the Holders), declare to be due and payable immediately the principal of, and accrued and unpaid interest, if any, on all of the Notes, and upon any such declaration such principal amount (or specified amount) and accrued and unpaid interest, if any, shall become immediately due and payable.  If an Event of Default specified in Section 7.1 (f), (g) or (h) hereof shall occur, the principal amount (or specified amount) of and accrued and unpaid interest, if any, on all outstanding Notes will automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of outstanding Notes.

At any time after a declaration of acceleration with respect to Notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to the Notes, have been cured or waived as provided in Section 5.13 of the Base Indenture.  No such rescission and annulment shall extend to or shall affect any subsequent default or Event of Default, or shall impair any right consequent thereon.

Section 7.3.                                 Limitation on Suits.  No Holder of the Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee, or for any remedy under the Indenture, unless:

(a)                                 such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes;

(b)                                 the Holders of at least 25% in principal amount of the outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder,

(c)                                  such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;

(d)                                 the Trustee for sixty (60)  days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(e)                                  no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of at least 25% in principal amount of the outstanding Notes.

Section 7.4.                                 Notice of Defaults.  If an Event of Default occurs and is continuing with respect to the Notes and if it is actually known to a Responsible Officer of the Trustee, the Trustee will send to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs, unless such default shall have been cured or waived.  Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on the Notes, the Trustee may withhold the notice if and so long as a Responsible Officer determines that withholding the notice is in the interests of the Holders of the Notes.

ARTICLE VIII

AMENDMENTS AND WAIVERS

Section 8.1 hereof shall replace Section 9.1 of the Base Indenture with respect to the Notes only.

Section 8.1.                                 Without Consent of Holders.  The Company, when authorized by the resolutions of the Board of Directors, the Guarantor and the Trustee may, from time to time, and at any time enter into an indenture or indentures supplemental without the consent of the Holders of the Notes hereto for one or more of the following purposes:

(a)                                 to cure any ambiguity, defect or inconsistency in the Indenture; provided that this action shall not adversely affect the interests of the Holders of the Notes in any material respect, as determined by the Board of Directors of the Company;

(b)                                 to evidence a successor to the Company as obligor or to the Guarantor as guarantor in accordance with Section 8.4 of the Base Indenture;

(c)                                  to make any change that does not adversely affect the interests of the Holders of any Notes then outstanding;

(d)                                 to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture;

(e)                                  to provide for the acceptance of appointment of a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee;

(f)                                   to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(g)                                  to reflect the release of the Guarantor as guarantor, in accordance with the Indenture;

(h)                                 to secure the Notes;

(i)                                     to add guarantors with respect to the Notes; and

(j)                                    to conform the text of the Indenture, any Guarantee or the Notes to any provision of the description thereof set forth in the Prospectus to the extent that such provision in the Prospectus was intended to be a verbatim recitation of a provision of the Indenture, such Guarantee or the Notes (as certified in an Officers’ Certificate).

Upon the written request of the Company, accompanied by a copy of the resolutions of each of the Board of Directors of the Company and the Board of Directors of the sole general partner of the Guarantor authorizing the execution of any supplemental indenture and the delivery of the documents required by Section 9.3 of the Base Indenture, the Trustee is hereby authorized to join with the Company and the Guarantor in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations that may be therein contained and to accept the conveyance, transfer and assignment of any property thereunder, but the Trustee shall not be obligated to, but may in its discretion, enter into any supplemental indenture that affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise.

Any supplemental indenture authorized by the provisions of this Section 8.1 may be executed by the Company, the Guarantor and the Trustee without the consent of the Holders of any of the Notes at the time outstanding, notwithstanding any of the provisions of Section 9.2 of the Base Indenture.

ARTICLE IX

MEETINGS OF HOLDERS OF NOTES

Section 9.1.                                 Purposes for Which Meetings May Be Called.  A meeting of Holders may be called at any time and from time to time pursuant to this Article IX to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other act provided by the Indenture to be made, given or taken by Holders.

Section 9.2.                                 Call, Notice and Place of Meetings.

(a)                                 The Trustee may at any time call a meeting of Holders for any purpose specified in Section 9.1 hereof, to be held at such time and at such place as the Trustee shall determine.  Notice of every meeting of Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be given, in the manner provided in Section 1.6 of the Base Indenture, not less than twenty-one (21) nor more than one hundred eighty (180) days prior to the date fixed for the meeting.

(b)                                 In case at any time the Company, the Guarantor or the Holders of at least 25% in principal amount of the outstanding Notes shall have requested the Trustee to call a meeting of the Holders for any purpose specified in Section 9.1 hereof, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have mailed notice of or made the first publication of the notice of such meeting within twenty-one (21) days after receipt of such request or shall not thereafter proceed to cause the meeting to be held as provided herein, then the Company, the Guarantor, if applicable, or the Holders in the amount above specified, as the case may be, may determine the time and the place for such meeting and may call such meeting for such purposes by giving notice thereof as provided in clause (a) of this Section.

Section 9.3.                                 Persons Entitled to Vote at Meetings.  To be entitled to vote at any meeting of Holders, a person shall be (1) a Holder of one or more outstanding Notes, or (2) a person appointed by an instrument in writing as proxy for a Holder or Holders of one or more outstanding Notes by such Holder or Holders; provided, that none of the Company, any other obligor upon the Notes or any Affiliate of the Company shall be entitled to vote at any meeting of Holders or be counted for purposes of determining a quorum at any such meeting in respect of any Notes owned by such persons.  The only persons who shall be entitled to be present or to speak at any meeting of Holders shall be the persons entitled to vote at such meeting and their counsel, any representatives of the Trustee and its counsel, any representatives of the Guarantor and its counsel and any representatives of the Company and its counsel.

Section 9.4.                                 Quorum; Action.  The persons entitled to vote a majority in principal amount of the outstanding Notes shall constitute a quorum for a meeting of Holders; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the outstanding Notes, the persons holding or representing the specified percentage in principal amount of the outstanding Notes will constitute a quorum.  In the absence of a quorum within thirty (30) minutes after the time appointed for any such meeting, the meeting shall, if convened at the request of Holders, be dissolved.  In any other case the meeting may be adjourned for a period of not less than ten (10) days as determined by the chairman of the meeting prior to the adjournment of such meeting.  In the absence of a quorum at any such adjourned meeting, such adjourned meeting may be further adjourned for a period of not less than ten (10) days as determined by the chairman of the meeting prior to the adjournment of such adjourned meeting.  Notice of the reconvening of any adjourned meeting shall be given as provided in Section 9.2 hereof, except that such notice need be given only once not less than five (5) days prior to the date on which the meeting is scheduled to be reconvened.  Notice of the reconvening of an adjourned meeting shall state expressly the percentage, as provided above, of the principal amount of the outstanding Notes which shall constitute a quorum.

Except as limited by Section 9.2 of the Base Indenture, any resolution presented to a meeting or adjourned meeting duly reconvened at which a quorum is present as aforesaid may be adopted only by the affirmative vote of the Holders of a majority in principal amount of the outstanding Notes; provided, however, that, except as limited by Section 9.2 of the Base Indenture, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Notes may be adopted at a meeting or an adjourned meeting duly reconvened and at which a quorum is present as aforesaid by the affirmative vote of the Holders of such specified percentage in principal amount of the outstanding Notes.

Any resolution passed or decision taken at any meeting of Holders duly held in accordance with this Section 9.4 shall be binding on all the Holders, whether or not such Holders were present or represented at the meeting.

Section 9.5.                                 Determination of Voting Rights; Conduct and Adjournment of Meetings.

(a)                                 Notwithstanding any other provisions of the Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Holders in regard to proof of the holding of Notes and of the appointment of proxies and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall deem appropriate.

(b)                                 The Trustee shall, by an instrument in writing, appoint a temporary chairman of the meeting, unless the meeting shall have been called by the Company or by Holders as provided in Section 9.2(b) hereof, in which case the Company, the Guarantor or the Holders calling the meeting, as the case may be, shall in like manner appoint a temporary chairman.  A permanent chairman and a permanent secretary of the meeting shall be elected by vote of the persons entitled to vote a majority in principal amount of the outstanding Notes of such series represented at the meeting.

(c)                                  At any meeting, each Holder or proxy shall be entitled to one (1) vote for each $1,000 principal amount of Notes held or represented by him; provided, however, that no vote shall be cast or counted at any meeting in respect of any Note challenged as not outstanding and ruled by the chairman of the meeting to be not outstanding.  The chairman of the meeting shall have no right to vote, except as a Holder or proxy.

(d)                                 Any meeting of Holders duly called pursuant to Section 9.2 hereof at which a quorum is present may be adjourned from time to time by persons entitled to vote a majority in principal amount of the outstanding Notes represented at the meeting; and the meeting may be held as so adjourned without further notice.

Section 9.6.                                 Counting Votes and Recording Action of Meetings.  The vote upon any resolution submitted to any meeting of Holders shall be by written ballots on which shall be subscribed the signatures of the Holders or of their representatives by proxy and the principal amounts and serial numbers of the outstanding Notes held or represented by them.  The permanent chairman of the meeting shall appoint two (2) inspectors of votes who shall count all votes cast at the meeting for or against any resolution and who shall make and file with the secretary of the meeting their verified written reports in triplicate of all votes cast at the meeting.  A record, at least in triplicate, of the proceedings of each meeting of Holders shall be prepared by the secretary of the meeting and there shall be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more persons having knowledge of the facts setting forth a copy of the notice of the meeting and showing that said notice was given as provided in Section 9.2 hereof and, if applicable, Section 9.4 hereof.  Each copy shall be signed and verified by the affidavits of the permanent chairman and secretary of the meeting and one (1) such copy shall be delivered to the Company and the Guarantor, and another to the Trustee to be preserved by the Trustee, the latter to have attached thereto the ballots voted at the meeting.  Any record so signed and verified shall be conclusive evidence of the matters therein stated.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1.                          Ratification of Indenture.  Except as expressly modified or amended hereby, the Indenture continues in full force and effect and is in all respects confirmed and preserved.

Section 10.2.                          Governing Law.  This Sixth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.  This Sixth Supplemental Indenture is subject to the provisions of the Trust Indenture Act and shall, to the extent applicable, be governed by such provisions.

Section 10.3.                          Counterparts.  This Sixth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.  The exchange of copies of this Sixth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Sixth Supplemental Indenture as to the parties hereto and may be used in lieu of an original of this Sixth Supplemental Indenture and signature pages for all purposes.

Section 10.4.                          Notices to Holders.  Except as otherwise provided in the Indenture, notices to Holders of the Notes will be given by mail to the addresses of Holders of the Notes as they appear in the Note register; provided that notices given to Holders holding Notes in book-entry form may be given electronically through the facilities of the Depository or any successor depository.

Section 10.5.                          Successors and Assigns.  This Sixth Supplemental Indenture shall be binding upon the Company and each Guarantor, and their respective successors and assigns and inure to the benefit of the respective successors and assigns of the Trustee and the Holders.

Section 10.6.                          Time of the Essence.  Time is of the essence with regard to the Company’s and the Guarantors’ performance of their respective obligations hereunder.

Section 10.7.                          Rights of Holders Limited.  Notwithstanding anything herein to the contrary, the rights of Holders with respect to this Sixth Supplemental Indenture and the Guarantee shall be limited in the manner and to the extent the rights of Holders are limited under the Indenture with respect to the Indenture and the Securities.

Section 10.8.                          Rights and Duties of Trustee.  The rights and duties of the Trustee shall be determined by the express provisions of the Base Indenture and, except as expressly set forth in this Sixth Supplemental Indenture, nothing in this Sixth Supplemental Indenture shall in any way modify or otherwise affect the Trustee’s rights and duties thereunder.  The Trustee makes no representation or warranty, express or implied, as to the validity of this Sixth Supplemental Indenture and, except insofar as relates to the validity hereof with respect to the Trustee specifically, the Trustee shall not be liable in connection therewith.  The Trustee makes no representation or warranty, express or implied, as to the accuracy or completeness of any information contained in any offering or disclosure document related to the sale of the Notes, except for such information that specifically pertains to the Trustee itself, or any information incorporated therein by reference as it relates specifically to the Trustee.  If and when the Trustee shall be or become a creditor of the Company (or any other obligor upon the Notes), excluding any creditor relationship listed in Trust Indenture Act Section 311(b), the Trustee shall be subject to the provisions of the Trust Indenture Act regarding the collection of claims against the Company (or any such other obligor).  If the Trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act, the Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the Indenture.

Section 10.9.                          Notices.  Any notice or communication by the Company, the Guarantor or the Trustee made pursuant to the provisions of the Indenture or the Notes shall be in writing, including facsimile, and delivered in person, delivered by commercial courier service or mailed by first-class mail, postage prepaid, addressed as follows:

if to the Company or the Guarantor:

Alexandria Real Estate Equities, Inc.
385 Colorado Boulevard, Suite 299
Pasadena, California 91101
Attention:  General Counsel
Telephone:  (626) 578-0777
Facsimile:  (626) 578-0770

if to the Trustee:

Branch Banking and Trust Company
223 West Nash Street

Wilson, North Carolina 27893

Attention: Greg Yanok
Telephone: 252-246-4679
Facsimile: 252-246-4303

Any notice or communication by the Company, the Guarantor or the Trustee to the Company or the Guarantor, or by a Holder of the Notes to the Company or the Guarantor, shall be deemed given or made as of the date delivered if delivered in the manner provided above.  Notwithstanding any other provision herein, any notice or communication to the Trustee shall only be deemed delivered upon receipt.

The Company, the Guarantor or the Trustee by written notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to a Holder of the Notes shall be delivered to his address shown on the register kept by the Security Registrar.  Failure to mail a notice or communication to a Holder of the Notes or any defect in it shall not affect its sufficiency with respect to other Holders of the Notes or any other series of Securities.

If a notice or communication is delivered in the manner provided above, within the time prescribed, it is duly given, whether or not the Holder receives it.  If a notice or communication is delivered in person, by courier or by facsimile transmission (with confirmation of receipt) within the time prescribed, it is duly given.

If the Company or the Guarantor mails a notice or communication to Holders, it shall mail a copy to the Trustee at the same time.

Section 10.10.                   Headings, etc.  The headings of the Articles and Sections of this Sixth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 10.11.                   Conflicts.  In the event of any conflict between the terms of this Sixth Supplemental Indenture and the terms of the Indenture, the terms of this Sixth Supplemental Indenture shall control.

Section 10.12.                   Trust Indenture Act Controls.  If any provision of this Sixth Supplemental Indenture limits, qualifies, or conflicts with another provision which is required or deemed to be included in this Sixth Supplemental Indenture by the Trust Indenture Act, such required or deemed provision shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first written above.

ALEXANDRIA REAL ESTATE EQUITIES, INC., Issuer

By:	/s/ Dean A. Shigenaga
	Name:	Dean A. Shigenaga
	Title:	Co-President and Chief Financial Officer

ALEXANDRIA REAL ESTATE EQUITIES, L.P., Guarantor

By:	ARE-QRS Corp.,
its General Partner

By:	/s/ Dean A. Shigenaga
	Name:	Dean A. Shigenaga
	Title:	Co-President and Chief Financial Officer

BRANCH BANKING AND TRUST COMPANY,
as Trustee

By:	/s/ Gregory Yanok
	Name:	Gregory Yanok
	Title:	Vice President

[Signature Page to Sixth Supplemental Indenture]

EXHIBIT A

THIS GLOBAL NOTE IS HELD BY THE DEPOSITORY (AS DEFINED IN THE BASE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 3.12 OF THE SIXTH SUPPLEMENTAL INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE OR IN PART PURSUANT TO SECTION 3.12 OF THE SIXTH SUPPLEMENTAL INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 3.9 OF THE BASE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITORY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
4.850% SENIOR NOTES DUE 2049

No. [•]

CUSIP No.:  015271 AQ2

ISIN:  US015271AQ26

$[•]

Alexandria Real Estate Equities, Inc., a Maryland corporation (herein called the “Company,” which term includes any successor entity under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of [•] DOLLARS ($[•]), or such lesser amount as is set forth in the Schedule of Exchanges of Interests in the Global Note on the other side of this Note, on April 15, 2049 at the office or agency of the Company maintained for that purpose in accordance with the terms of the Indenture, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semi-annually on April 15 and October 15 of each year, commencing October 15, 2019, on said principal sum at said office or agency, in like coin or currency, at the rate per annum of 4.850%, from the April 15 or October 15, as the case may be, next preceding the date of this Note to which interest has been paid or duly provided for, unless no interest has been paid or duly provided for on the Notes, in which case from March 21, 2019 until payment of said principal sum has been made or duly provided for.  The Company shall pay interest to Holders of record of the Notes on the April 1 or October 1 preceding the applicable April 15 or October 15 interest payment date, respectively, in accordance with the terms of the Indenture.  The Company shall pay interest on any Notes in certificated form by check mailed to the address of the person entitled thereto as it appears in the register; provided, however, that a Holder of any Notes in certificated form in the aggregate principal amount of more than $2.0 million may specify by written notice to the Company that it pay interest by wire transfer of immediately available funds to the account specified by the Holder in such notice, or on any Global Note by wire transfer of immediately available funds to the account of the Depository or its nominee.

The Company promises to pay interest on overdue principal, premium, if any, and (to the extent that payment of such interest is enforceable under applicable law) interest at the rate of 1% per annum above the rate borne by the Notes.

Reference is made to the further provisions of this Note set forth on the reverse hereof and the Indenture governing this Note.  Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee or a duly authorized authenticating agent under the Indenture.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

Dated: , 2019
ALEXANDRIA REAL ESTATE EQUITIES, INC.

By:
		Name:	Dean A. Shigenaga
		Title:	Co-President and Chief Financial Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes described in the within-named Indenture.

Dated: , 2019
Branch Banking and Trust Company, as Trustee

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]

ALEXANDRIA REAL ESTATE EQUITIES, INC.
4.850% SENIOR NOTES DUE 2049

This Note is one of a duly authorized issue of Securities of the Company, designated as its 4.850% Senior Notes due 2049 (herein called the “Notes”), issued under and pursuant to an Indenture dated as of March 3, 2017 (herein called the “Base Indenture”), among the Company, the Guarantor and Branch Banking and Trust Company, as trustee (herein called the “Trustee”), as supplemented by the Supplemental Indenture No. 6, dated as of March 21, 2019 (herein called the “Sixth Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”), to which Indenture and any indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company, the Guarantor and the Holders of the Notes.  Capitalized terms used but not otherwise defined in this Note shall have the respective meanings ascribed thereto in the Indenture.  In the event of any conflict between the terms of this Note and the terms of the Indenture, the terms of the Indenture control.

If an Event of Default (other than an Event of Default specified in Sections 7.1(f), 7.1(g) and 7.1(h) of the Sixth Supplemental Indenture) occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all Notes may be declared to be due and payable by either the Trustee or the Holders of at least 25%  in aggregate principal amount of the Notes then outstanding, and, upon said declaration the same shall be immediately due and payable.  If an Event of Default specified in Sections 7.1(f), 7.1(g) and 7.1(h) of the Sixth Supplemental Indenture occurs, the principal of and premium, if any, and interest accrued and unpaid on all the Notes shall be immediately and automatically due and payable without necessity of further action.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Notes, subject to exceptions set forth in Section 9.2 of the Base Indenture.  Subject to the provisions of the Indenture, the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding may, on behalf of the Holders of all of the Notes, waive any past Default or Event of Default, subject to exceptions set forth in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall impair, as among the Company and the Holder of the Notes, the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, on and interest on this Note at the place, at the respective times, at the rate and in the coin or currency prescribed herein and in the Indenture.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

The Notes are issuable in fully registered book-entry form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.  At the office or agency of the Company referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, without payment of any service charge but with payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any registration or exchange of Notes, Notes may be exchanged for a like aggregate principal amount of Notes of any other authorized denominations.

The Company shall have the right to redeem the Notes under certain circumstances as set forth in Article IV of the Sixth Supplemental Indenture.

The Notes are not subject to redemption through the operation of any sinking fund.

Except as expressly provided in Article V of the Sixth Supplemental Indenture, no recourse for the payment of the principal of or any premium or interest on this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any supplemental indenture or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, limited partner, member, manager, employee, agent, officer, director or subsidiary, as such, past, present or future, of the Guarantor, the Company or any of the Company’s Subsidiaries or of any successor thereto, either directly or through the Guarantor, the Company or any of the Company’s Subsidiaries or of any successor thereto, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as consideration for, the execution of the Indenture and the issue of this Note.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your
Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*                                         Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in principal amount at maturity of this Global Note	Amount of increase in principal amount at maturity of this Global Note	Principal amount at maturity of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Custodian

EXHIBIT B

NOTATION OF GUARANTEE

The Guarantor listed below (hereinafter referred to as the “Guarantor,” which term includes any successors or assigns under the Indenture, dated as of March 3, 2017, among the Guarantor, the Company and Branch Banking and Trust Company, as trustee (the “Base Indenture”), as supplemented by the Supplemental Indenture No. 6, dated as of the date hereof (the “Sixth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), has fully, unconditionally and absolutely guaranteed on a senior basis the Guarantee Obligations (as defined in Section 5.1 of the Sixth Supplemental Indenture), which include (i) the due and punctual payment of the principal of, premium, if any, and interest, if any, on the 4.850% Senior Notes due 2049 (the “Notes”) to which this notation is affixed, whether at maturity, by acceleration, call for redemption or otherwise, the due and punctual payment of interest on the overdue principal and premium, if any, and (to the extent permitted by law) interest on any interest on the Notes, and the due and punctual performance of all other obligations of the Company, to the Holders of the Notes or the Trustee all in accordance with the terms set forth in Article V of the Sixth Supplemental Indenture, and (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at maturity, by acceleration, call for redemption or otherwise.

The obligations of such Guarantor to the Holders of Notes to which this notation is affixed and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article V of the Sixth Supplemental Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee.

No past, present or future director, officer, limited partner, employee, incorporator or stockholder (direct or indirect) of the Guarantor (or any such successor entity), as such, shall have any liability for any obligations of the Guarantor under this Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.

The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding first against the Company, the benefit of discussion, protest or notice with respect to the Notes and all demands whatsoever.

This is a continuing Guarantee and shall remain in full force and effect and shall be binding upon the Guarantor and its successors and assigns until full and final payment of all of the Company’s obligations under the Notes and Indenture or until legally discharged in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders of the Notes, and, in the event of any transfer or assignment of rights by any Holder of the Notes or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.  This is a Guarantee of payment and performance and not of collectability.

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This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

The obligations of the Guarantor under this Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance under applicable law.  This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

THE TERMS OF ARTICLE V OF THE SIXTH SUPPLEMENTAL INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

ALEXANDRIA REAL ESTATE EQUITIES, L.P.

	By:	ARE-QRS Corp., its general partner

Dated: , 2019	By:
Name: Dean A. Shigenaga
Title: Co-President and Chief Financial Officer

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